# SEC Schedule 13D/A (Amendment No. 2) — Beneficial ownership report by holders of more than 5% of a class

Issuer: Dorchester Minerals, L.P., CIK 0001172358
CUSIP: 25820R105
Title of class of securities: Common Units Representing Limited Partnership Interest
Address of issuer's principal executive offices: 3838 Oak Lawn Avenue, Suite 300, Dallas, Texas (TX), 75219
Date of event which requires filing of this statement: 12/10/2024
Amends the filing with accession number 0001104659-24-115320
Filed by CIK 0001730313
Persons authorized to receive notices and communications: John R. Howard, Jr., 5949 Sherry Lane, Suite 1850, Dallas, Texas (TX), 75225, 212-269-1056

## Reporting persons
- Carrollton Mineral Partners, LP (CIK 0001480830): type of reporting person: partnership (PN); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: working capital (WC); sole voting power 336,638; shared voting power 0; sole dispositive power 336,638; shared dispositive power 0; aggregate amount beneficially owned 336,638 (0.71% of the class)
  Comment: (1) Based on 47,339,756 common units representing limited partnership interests (Common Units) of Dorchester Minerals, L.P. (the Partnership) outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the Securities and Exchange Commission (the SEC) on October 31, 2024.
- Carrollton Mineral Partners Fund II, LP (CIK 0001491047): type of reporting person: partnership (PN); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: working capital (WC); sole voting power 392,865; shared voting power 0; sole dispositive power 392,865; shared dispositive power 0; aggregate amount beneficially owned 392,865 (0.83% of the class)
  Comment: (1) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- Carrollton Mineral Partners III, LP (CIK 0001540530): type of reporting person: partnership (PN); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: working capital (WC); sole voting power 133,621; shared voting power 0; sole dispositive power 133,621; shared dispositive power 0; aggregate amount beneficially owned 133,621 (0.28% of the class)
  Comment: (1) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- Carrollton Mineral Partners III-B, LP (CIK 0001557049): type of reporting person: partnership (PN); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: working capital (WC); sole voting power 13,512; shared voting power 0; sole dispositive power 13,512; shared dispositive power 0; aggregate amount beneficially owned 13,512 (0.03% of the class)
  Comment: (1) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- Carrollton Mineral Partners IV, LP (CIK 0001730313): type of reporting person: partnership (PN); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: working capital (WC); sole voting power 502,196; shared voting power 0; sole dispositive power 502,196; shared dispositive power 0; aggregate amount beneficially owned 502,196 (1.06% of the class)
  Comment: (1) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- CMP Permian, LP: type of reporting person: partnership (PN); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: working capital (WC); sole voting power 32,032; shared voting power 0; sole dispositive power 32,032; shared dispositive power 0; aggregate amount beneficially owned 32,032 (0.07% of the class)
  Comment: (1) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- CMP Glasscock, LP: type of reporting person: partnership (PN); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: working capital (WC); sole voting power 22,052; shared voting power 0; sole dispositive power 22,052; shared dispositive power 0; aggregate amount beneficially owned 22,052 (0.05% of the class)
  Comment: (1) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- Ingleside Capital, LP: type of reporting person: partnership (PN); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: affiliate funds (AF); sole voting power 165,581; shared voting power 0; sole dispositive power 165,581; shared dispositive power 0; aggregate amount beneficially owned 165,581 (0.35% of the class)
  Comment: (1) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- Carrollton Mineral Partners GP, LP: type of reporting person: partnership (PN); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 336,638; sole dispositive power 0; shared dispositive power 336,638; aggregate amount beneficially owned 336,638 (0.71% of the class)
  Comment: (1) Carrollton Mineral Partners, LP is a direct beneficial owner of 336,638 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners, LP, Carrollton Mineral Partners GP, LP may be deemed to have shared and/or dispositive power with respect to such units.
  
  (2) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- Carrollton Mineral Partners II GP, LP: type of reporting person: partnership (PN); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 392,865; sole dispositive power 0; shared dispositive power 392,865; aggregate amount beneficially owned 392,865 (0.83% of the class)
  Comment: (1) Carrollton Mineral Partners Fund II, LP is a direct beneficial owner of 392,865 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners Fund II, LP, Carrollton Mineral Partners II GP, LP may be deemed to have shared and/or dispositive power with respect to such Common Units.
  
  (2) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- Carrollton Mineral Partners III GP, LP: type of reporting person: partnership (PN); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 137,653; sole dispositive power 0; shared dispositive power 137,653; aggregate amount beneficially owned 137,653 (0.29% of the class)
  Comment: (1) Includes (i) 4,032 Common Units of the Partnership held directly by and Carrollton Mineral Partners III GP, LP and (ii) 133,621 Common Units of the Partnership held directly by Carrollton Mineral Partners III, LP. As the sole general partner of Carrollton Mineral Partners III, LP, Carrollton Mineral Partners III GP, LP may be deemed to have shared and/or dispositive power with respect to such Common Units.
  
  (2) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- Carrollton Mineral Partners III-B GP, LP: type of reporting person: partnership (PN); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 14,277; sole dispositive power 0; shared dispositive power 14,277; aggregate amount beneficially owned 14,277 (0.03% of the class)
  Comment: (1) Includes (i) 765 Common Units of the Partnership held directly by Carrollton Mineral Partners III-B GP, LP and (ii) 13,512 Common Units of the Partnership held directly by Carrollton Mineral Partners III-B, LP. As the sole general partner of Carrollton Mineral Partners III-B, LP, Carrollton Mineral Partners III-B GP, LP may be deemed to have shared and/or dispositive power with respect to such Common Units.
  (2) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- Carrollton Mineral Partners IV GP, LP: type of reporting person: partnership (PN); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 502,196; sole dispositive power 0; shared dispositive power 502,196; aggregate amount beneficially owned 502,196 (1.06% of the class)
  Comment: (1) Carrollton Mineral Partners IV, LP is a direct beneficial owner of 502,196 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners IV, LP, Carrollton Mineral Partners IV GP, LP may be deemed to have shared and/or dispositive power with respect to such Common Units.
  (2) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- Carrollton Land Company, LLC: type of reporting person: other (OO); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 58,966; sole dispositive power 0; shared dispositive power 58,966; aggregate amount beneficially owned 58,966 (0.12% of the class)
  Comment: (1) Includes (i) 4,882 Common Units of the Partnership held directly by Carrollton Land Company, LLC, (ii) 32,032 Common Units of the Partnership held directly by CMP Permian, LP and (iii) 22,052 Common Units of the Partnership held directly by CMP Glasscock, LP. As the sole general partner of CMP Permian, LP and CMP Glasscock, LP, Carrollton Land Company, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.
  (2) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- CMP Energy, LLC: type of reporting person: other (OO); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 336,638; sole dispositive power 0; shared dispositive power 336,638; aggregate amount beneficially owned 336,638 (0.71% of the class)
  Comment: (1) Carrollton Mineral Partners, LP is a direct beneficial owner of 336,638 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners GP, LP, the sole general partner of Carrollton Mineral Partners, LP, CMP Energy, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.
  (2) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- CMP Energy II, LLC: type of reporting person: other (OO); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 392,865; sole dispositive power 0; shared dispositive power 392,865; aggregate amount beneficially owned 392,865 (0.83% of the class)
  Comment: (1) Carrollton Mineral Partners Fund II, LP is a direct beneficial owner of 392,865 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners II GP, LP, the sole general partner of Carrollton Mineral Partners Fund II, LP, CMP Energy II, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.
  (2) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- CMP Energy III, LLC: type of reporting person: other (OO); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 151,930; sole dispositive power 0; shared dispositive power 151,930; aggregate amount beneficially owned 151,930 (0.32% of the class)
  Comment: (1) Carrollton Mineral Partners III, LP is a direct beneficial owner of 133,621 Common Units of the Partnership, Carrollton Mineral Partners III-B, LP is a direct beneficial owner of 13,512 Common Units of the Partnership and Carrollton Mineral Partners III-B GP, LP is a direct beneficial owner of 4,797 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners III GP, LP, the sole general partner of Carrollton Mineral Partners III, LP, and Carrollton Mineral Partners III-B GP, LP, the sole general partner of Carrollton Mineral Partners III-B, LP, CMP Energy III, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.
  (2) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- CMP Energy IV, LLC: type of reporting person: other (OO); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 502,196; sole dispositive power 0; shared dispositive power 502,196; aggregate amount beneficially owned 502,196 (1.06% of the class)
  Comment: (1) Carrollton Mineral Partners IV, LP is a direct beneficial owner of 502,196 Common Units of the Partnership. As the sole general partner of Carrollton Mineral Partners IV GP, LP, the sole general partner of Carrollton Mineral Partners IV, LP, CMP Energy IV, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.
  (2) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- CMP Resources, LLC: type of reporting person: other (OO); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 167,147; sole dispositive power 0; shared dispositive power 167,147; aggregate amount beneficially owned 167,147 (0.35% of the class)
  Comment: (1) Includes (i) 1,566 Common Units of the Partnership held directly by CMP Resources, LLC and (ii) 165,581 Common Units of the Partnership held directly by Ingleside Capital, LP. As the sole general partner of Ingleside Capital, LP, CMP Resources, LLC may be deemed to have shared and/or dispositive power with respect to such Common Units.
  (2) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.
- John R. Howard, Jr.: type of reporting person: individual (IN); citizenship or place of organization: Texas (TX); does not affirm membership in a group (box b); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 1,609,742; sole dispositive power 0; shared dispositive power 1,609,742; aggregate amount beneficially owned 1,609,742 (3.4% of the class)
  Comment: (1) Represents (i) 336,638 Common Units of the Partnership held by Carrollton Mineral Partners, LP, (ii) 392,865 Common Units of the Partnership held by Carrollton Mineral Partners Fund II, LP, (iii) 133,621 Common Units of the Partnership held by Carrollton Mineral Partners III, LP, (iv) 13,512 Common Units of the Partnership held by Carrollton Mineral Partners III-B, LP, (v) 502,196 Common Units of the Partnership held by Carrollton Mineral Partners IV, LP, (vi) 165,581 Common Units of the Partnership held by Ingleside Capital, LP, (vii) 32,032 Common Units of the Partnership held by CMP Permian, LP, (viii) 22,052 Common Units of the Partnership held by CMP Glasscock, LP, (ix) 4,797 Common Units of the Partnership held by Carrollton Mineral Partners III-B GP, LP, (x) 4,882 Common Units of the Partnership held by Carrollton Land Company, LLC and (xi) 1,566 Common Units of the Partnership held by CMP Resources, LLC.
  (2) As sole manager of CMP Energy, LLC, CMP Energy II, LLC, CMP Energy III, LLC, CMP Energy IV, LLC, Carrollton Land Company, LLC and CMP Resources, LLC, John R. Howard, Jr. may be deemed to have shared voting and/or dispositive power with respect to such Common Units held by Carrollton Mineral Partners, LP, Carrollton Mineral Partners Fund II, LP, Carrollton Mineral Partners III, LP, Carrollton Mineral Partners III-B, LP, Carrollton Mineral Partners IV, LP, CMP Permian, LP, CMP Glasscock, LP and Ingleside Capital, LP.
  (3) Based on 47,339,756 Common Units of the Partnership outstanding as of October 31, 2024 as reported in the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on October 31, 2024.

## Item 1. Security and Issuer
Title of class of securities: Common Units Representing Limited Partnership Interest
Name of issuer: Dorchester Minerals, L.P.
Address of issuer's principal executive offices: 3838 Oak Lawn Avenue, Suite 300, Dallas, Texas (TX), 75219
Comment: This Amendment No. 2 ("Amendment No. 2") amends the statement on Schedule 13D filed with the Securities and Exchange Commission on November 7, 2024, as amended on November 25, 2024 ("Amendment No. 1"), to reflect dispositions and acquisitions by the Reporting Persons. This Amendment No. 2 relates to common units representing limited partnership interests ("Common Units"), of Dorchester Minerals, L.P., a Delaware limited partnership (the "Partnership") and is filed in connection with pro-rata distributions made by the Reporting Persons to their respective limited partners. All references to Reporting Persons in the original Schedule 13D and Amendment No. 1 shall be deemed to include references to all Reporting Persons under this Amendment No. 2. The principal executive offices of the Partnership are located at 3838 Oak Lawn Avenue, Suite 300, Dallas, Texas 75219. Except as otherwise stated herein, there are no changes to the Schedule 13D.

## Item 5. Interest in Securities of the Issuer
Aggregate number and percentage of the class beneficially owned: The information contained on the cover pages of this Schedule 13D is incorporated herein by reference.
Number of shares as to which each person has sole or shared power to vote or dispose: The information contained on the cover pages of this Schedule 13D is incorporated herein by reference.
Transactions in the class effected during the past sixty days: Transactions effected by the Reporting Persons since the most recent filing of the Schedule 13D are listed on Exhibit 1 and are hereby incorporated by reference.
Date on which the reporting person ceased to be the beneficial owner of more than five percent of the class: December 10, 2024

## Item 7. Material to be Filed as Exhibits
Material filed as exhibits:
The following document is filed as an exhibit to this Schedule 13d:

Exhibit 1 - Item 5(c) Transactions

## Signatures
- Carrollton Mineral Partners, LP: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager, CMP Energy, LLC, the general partner of Carrollton Mineral Partners GP, LP, its general partner (12/23/2024)
- Carrollton Mineral Partners Fund II, LP: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager, CMP Energy II, LLC, the general partner of Carrollton Mineral Partners II GP, LP, its general partner (12/23/2024)
- Carrollton Mineral Partners III, LP: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager, CMP Energy III, LLC, the general partner of Carrollton Mineral Partners III GP, LP, its general partner (12/23/2024)
- Carrollton Mineral Partners III-B, LP: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager, CMP Energy III, LLC, the general partner of Carrollton Mineral Partners III-B GP, LP, its general partner (12/23/2024)
- Carrollton Mineral Partners IV, LP: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager, CMP Energy IV, LLC, the general partner of Carrollton Mineral Partners IV GP, LP, its general partner (12/23/2024)
- CMP Permian, LP: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager, Carrollton Land Company, LLC, its general partner (12/23/2024)
- CMP Glasscock, LP: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager, Carrollton Land Company, LLC, its general partner (12/23/2024)
- Ingleside Capital, LP: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager, CMP Resources, LLC, its general partner (12/23/2024)
- Carrollton Mineral Partners GP, LP: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager, CMP Energy, LLC, its general partner (12/23/2024)
- Carrollton Mineral Partners II GP, LP: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager, CMP Energy II, LLC, its general partner (12/23/2024)
- Carrollton Mineral Partners III GP, LP: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager, CMP Energy III, LLC, its general partner (12/23/2024)
- Carrollton Mineral Partners III-B GP, LP: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager, CMP Energy III, LLC, its general partner (12/23/2024)
- Carrollton Mineral Partners IV GP, LP: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager, CMP Energy IV, LLC, its general partner (12/23/2024)
- Carrollton Land Company, LLC: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager (12/23/2024)
- CMP Energy, LLC: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager (12/23/2024)
- CMP Energy II, LLC: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager (12/23/2024)
- CMP Energy III, LLC: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager (12/23/2024)
- CMP Energy IV, LLC: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager (12/23/2024)
- CMP Resources, LLC: /s/ John R. Howard, Jr., John R. Howard, Jr., Manager (12/23/2024)
- John R. Howard, Jr.: /s/ John R. Howard, Jr., John R. Howard, Jr. (12/23/2024)